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                                                                      EXHIBIT 20





For Immediate Release                             Contact:
September 28, 1994                           For Investor Inquiries
94-10                                        Thomas K. Peck
                                             317/574-3512

                                             For Media Inquiries
                                             Donna H. Coppinger
                                             317/574-3518

                                             Peter Barr
                                             Consolidated Communications, Inc.
                                             217/258-9744

                      Duke Announces Sale and Joint Venture

                        with Consolidated Communications


     INDIANAPOLIS - Duke Realty Investments, Inc. (NYSE:DRE-Duke) and Consolidated Communications Inc. (CCI) today announced the sale of the assets of ITI-Duke Joint Venture to a newly formed affiliate of CCI in which Duke will be admitted as a partner, subject to receiving a favorable letter ruling from the IRS. ITI-Duke provided telecommunications services to tenants of Duke's owned and managed properties.

     Duke is an Indianapolis-based real estate investment trust which provides real estate services to 2,200 tenants occupying 26 million square feet in eight midwestern states. CCI is an Illinois-based, diversified telecommunications holding company.

     "We are pleased to announce our association with CCI, which enjoys a reputation of being a leading-edge provider of telecommunications services," said David R. Mennel, Duke's general manager of the service operations. "Our affiliation with CCI allows us to further add and enhance the services we provide our tenants."

     While full financial terms of the sale were not disclosed, Mennel said, "Duke will recognize net income of approximately $2 million on the sale and will share in the profits of the new company pending a favorable letter ruling from the IRS."


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